Exhibit 99.4

CONSENT OF MICHELLE GILL

two (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

[Signature Page Follows]

Date: March 4, 2021

By:	/s/ Michelle Gill
Name: Michelle Gill

[Signature Page to Consent of Michelle Gill]